Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-201677, 333-203457 and 333-203458

Free Writing Prospectus dated May 29, 2015

5/29/2015 Fantex Michael Brockers NOW AVAILABLE http://app.fbs.fantex.com/e/es?s=181344204&e=1442&elq=5c607a2965844a9aad1dc81f16263317 1/3 To view this email as a web page, click here. Latest Fantex Investment Opportunity: Fantex Michael Brockers It opened today at Fantex.com ESTIMATED GROSS BRAND INCOME1 Fantex, Inc. has acquired a 10% interest in the brand income earned by Michael Brockers. Fantex Michael Brockers is tied to the earnings of Michael Brockers, a defensive tackle for the St. Louis Rams. Mr. Brockers was selected 14th overall in the first round of the 2012 NFL draft and has played three seasons with the Rams. He is the first NFL defensive player to sign a brand contract with Fantex, Inc.

5/29/2015 Fantex Michael Brockers NOW AVAILABLE http://app.fbs.fantex.com/e/es?s=181344204&e=1442&elq=5c607a2965844a9aad1dc81f16263317 2/3 Fantex Brokerage Services (FBS) is a FINRAmember broker/dealer offering investors a platform to invest in stocks intended to track to the cash flows generated by contracts with professional athletes. Fantex App Now Available On These securities involve a high degree of risk. Investing in a Fantex,

5/29/2015 Fantex Michael Brockers NOW AVAILABLE http://app.fbs.fantex.com/e/es?s=181344204&e=1442&elq=5c607a2965844a9aad1dc81f16263317 3/3 Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. Copyright © 2015 Fantex, All rights reserved. 1No portion of Estimated Gross Brand Income is guaranteed. Estimated Gross Brand Income is calculated by Fantex, Inc. It is subject to risks that are fully delineated in the prospectus and summarized in the View Risks button found here. Estimated Gross Brand Income may not necessarily correlate to stock performance or payment of dividends. Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services was the managing underwriter for all Fantex Tracking Series offerings. Each Fantex, Inc. tracking stock, including Fantex Series Michael Brockers Convertible Tracking Stock, is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks. Fantex, Inc. has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling tollfree 8559055050. View the Fantex Michael Brockers prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Brokerage Services, LLC, 330 Townsend St., Suite 234 San Francisco, CA 94107 © 2015 Fantex Brokerage Services, LLC Member of SIPC. For details, please see www.sipc.org. This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction, or an official statement of Fantex Brokerage Services, LLC. Privacy Statement | Manage Subscriptions | Contact Us 13299